FOX CHASE BANK
CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (“Agreement”), as amended and restated, is hereby entered into as of October 1, 2013, by and between FOX CHASE BANK (the “Bank”), a federally chartered savings bank, Randy J. McGarry (“Executive”) and FOX CHASE BANCORP, INC. (the “Company”), a federally-chartered corporation and the holding company of the Bank, as guarantor.

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Company or the Bank for the period provided for in this Agreement; and

WHEREAS, Executive and the Bank desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

WHEREAS, Executive and the Boards of Directors of the Company and the Bank desire to enter into a change in control agreement setting forth the terms and conditions of the continuing employment of Executive and the related rights and obligations of each of the parties and the Agreement in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued with respect to 409A of the Code.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.    TERM OF AGREEMENT.

(a)    The term of this Agreement shall be (i) the initial term of this Agreement, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

(b)    On each anniversary date thereafter, the Board of Directors of the Bank (the “Board of Directors”) may extend the term of this Agreement for an additional one (1) year period so that the remaining term of this Agreement will be for a term of thirty six (36) months at each anniversary date; provided that Executive shall not have given at least sixty (60) days’ written notice of his/her desire that the term not be extended.

(c)    Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.    TERMINATION OF EMPLOYMENT AFTER A CHANGE IN CONTROL.

(a)    Upon the occurrence of a Change in Control followed at any time during the term of this Agreement by (i) the termination of Executive’s employment by the Bank, other than for Cause (as defined in Section 3 below), or (ii) the Executive’s voluntary termination of employment for “Good Reason” (as defined in Section 3 below), Executive shall be entitled to receive the following:

(A)    continuation of Executive’s base salary for a period of twelve (12) months.

(B)
continuation of health (including medical and dental) and life insurance coverage for a period of three (3) months upon terms no less favorable than the terms upon which such coverage was provided to Executive prior to Executive’s termination of employment. In the event that the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Bank shall provide Executive with comparable coverage on an individual policy basis.

(C)    For purposes of this Agreement, “base salary” shall mean:

(i)
for salaried employees, the employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(ii)
for employees whose compensation is determined in whole or in part on the basis of commission income, the employee’s base salary at termination (or, if greater, the base salary on date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his or her termination date (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(iii)
hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

(b)    The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to Section 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

3.    DEFINITIONS; SPECIAL LIMITATIONS.

(a)    For purposes of this Agreement, the following definitions shall apply:

(A)    “Change in Control” means the occurrence of one of the following events:

i.
Merger: The Bank or the Company merges into or consolidates with another entity, or merges another entity into the Bank or the Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were shareholders of the Bank or the Company immediately before the merger or consolidation;

ii.
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Boards of Directors of the Bank or the Company at the beginning of the two-year period cease for any reason (other than as required by the Order to Cease and Desist dated June 6, 2005 entered into by the Bank with the Office of Thrift Supervision) to constitute at least a majority of the Boards of Directors of the Bank or the Company; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.
Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 20% or more of a class of the Bank’s or the Company’s voting securities, however this clause (iii) shall not apply to beneficial ownership of Bank or Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities; or

iv.	Sale of Assets: The Bank or the Company sells to a third party all or substantially all of its assets; or

v.
Proxy Statement Distribution: An individual or company (other than current management of the Company) solicits proxies from stockholders of the Company seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or

vi.	Tender Offer: A tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding.

(B)    “Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

i.    a material reduction in title, authority or responsibilities;

ii.	a reduction of the Executive’s base salary in effect immediately prior to the Change in Control;

i.	the relocation of the Executive’s office to a location more than 30 miles from its location immediately prior to the Change in Control;

iv.	a material adverse change in the Executive’s overall employee benefits package, unless such change is made on a non-discriminatory basis to all employees; or

v.	failure of any successor institution to assume the obligations under this Agreement in accordance with Section 16 of this Agreement

(b)    Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term “Cause” shall mean termination of Executive’s employment by the Bank because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(c)    Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs or otherwise (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall be determined by Executive.

(d)    Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines that amounts that, as of the effective date of the Executive’s termination of employment are or may become payable to the Executive upon termination of his employment hereunder are required to be suspended or delayed for six (6) months in order to satisfy the requirements of Section 409A of the Internal Revenue Code, then the Bank will so advise the Executive, and any such payments shall be suspended and accrued for six months.

1.	NOTICE OF TERMINATION.

(a)    Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.    NON-COMPETE; NON-SOLICITATION.

(a)    Notwithstanding anything in this Agreement to the contrary, this Section 5 shall only apply on or after the effective date of a Change in Control. If, on or after the effective date of a Change in Control, the Executive’s employment is terminated (i) by the Bank without Cause or (ii) by Executive with Good Reason, then for the period beginning on the Executive’s termination date and ending one (1) year thereafter (the “Restricted Period”), Executive shall not, without express prior written consent of the Bank, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity (collectively, an “entity”) “engaged in competition” (as defined below) with the Bank or any of its affiliates (a “Competitor”). For purposes of the preceding sentence, the term “proprietary interest” means direct or indirect ownership of an equity interest in an entity other than ownership of less than two (2) percent of any class stock in a publicly-held entity. Further, an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for or a subsidiary of an entity which is engaged in the business of providing banking, trust services, asset management advice, or similar financial services to consumers, businesses individuals or other entities; and the entity, holding company or subsidiary maintains physical offices for the transaction of such business or businesses in any city, town or county in which the Executive’s normal business office is located or the Bank has an office or has filed an application for regulatory approval to establish an office, as determined on the date of Executive’s termination of employment.

(b)    During the Restricted Period, Executive shall not, without express prior written consent of the Bank, solicit or assist any other person in soliciting for the account of any Competitor, any customer or client of the Bank or any of its subsidiaries.

(c)    During the Restricted Period, Executive shall not, without the express prior written consent of the Bank, directly or indirectly, (i) solicit or assist any third party in soliciting for employment any person employed by the Bank or any of its subsidiaries at the time of the termination of Executive’s employment (collectively, “Employees”), (ii) employ, attempt to employ or materially assist any third party in employing or attempting to employ any Employee, or (iii) otherwise act on behalf of any Competitor to interfere with the relationship between the Bank or any of its affiliates and their respective Employees.

(d)    Executive acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Bank and that any breach by Executive of any provision contained in this Section 5 will result in irreparable injury to the Bank for which a remedy at law would be inadequate. Accordingly, Executive acknowledges that the Bank shall be entitled to temporary, preliminary and permanent injunctive relief against Executive in the event of any breach or threatened breach by Executive of the provisions of this Section 5, in addition to any other remedy that may be available to the Bank whether at law or in equity. With respect to any provision of this Section 5 finally determined by a court of competent jurisdiction to be unenforceable, such court shall be authorized to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law. If the covenants of Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Bank’s right to enforce such covenants in any other jurisdiction and shall not bar or limit the enforceability of any other provisions. The Bank shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 5.

(e)    Notwithstanding the foregoing provisions of this Section 5, Executive may elect to waive the payment provided for under Section 2(a)A of this Agreement in exchange for a release of all restrictions set forth in this Section 5. Executive must make his election under this Section 5(e) in writing and within 5 business days of receiving his Notice of Termination.

6.    SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

7.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

8.    NO ATTACHMENT.
(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

9.    MODIFICATION AND WAIVER.

(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.    SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.    HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

12.    GOVERNING LAW.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law of Pennsylvania.

13.    ARBITRATION.

Any dispute or controversy arising under, or in connection with, this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator sitting in a location selected by Executive within twenty-five (25) miles from the location of the main office of the Bank, in accordance with the rules of the American Arbitration Association then in effect relating to employment disputes. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14.    PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

15.    INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

16.    SUCCESSORS TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

17.    REQUIRED PROVISIONS.

In the event any of the provisions of this Section 17 are in conflict with the other terms of this Agreement, this Section 17 shall prevail.

(a)    The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2(b) above.

(b)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e) (3) or 8(g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e) (3) or (g) (1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (4) or 8(g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e) (4) or (g) (1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)    If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)    All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the Office of the Comptroller of the Currency (the “OCC”) (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)    Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

* * *

SIGNATURES

IN WITNESS WHEREOF, Fox Chase Bank has caused this Agreement to be executed and its seal to affixed hereunto by a duly authorized officer, and Executive has signed this Agreement, on the day of November 20, 2013.

ATTEST:                        FOX CHASE BANK

/s/ Jerry Holbrook                 By: /s/ Thomas M. Petro
Corporate Secretary                     For the Entire Board of Directors

FOX CHASE BANCORP, INC.
(guarantor)

By: /s/ Thomas M. Petro

WITNESS:                        EXECUTIVE

/s/ Mary Regnery                 /s/ Randy J. McGarry                                             Randy J. McGarry